Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-137474 and 333-184027) of our report dated September 30, 2024 with respect to the consolidated financial statements of SunLink Health Systems, Inc. and Subsidiaries included in this Annual Report on Form 10-K for the year ended June 30, 2024. Our report contains an explanatory paragraph regarding the Company’s sale of Trace Regional Health System, its healthcare services business, during the year ended June 30, 2024.

/s/ Cherry Bekaert LLP

Atlanta, Georgia

September 30, 2024